                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                               ----------------

                                    Form S-3
                             REGISTRATION STATEMENT
                                      Under
                          THE SECURITIES ACT OF 1933

                            SEMOTUS SOLUTIONS, INC.
                          (Formerly Datalink.net, Inc.)

                      -----------------------------------

            (Exact Name of Registrant as Specified in its Charter)


                  Nevada                                36-3574355

       (State or other jurisdiction of               (I.R.S. Employer
       incorporation or organization)               Identification No.)


         1735 Technology Drive, Suite 790, San Jose, California 95110
                                 (408) 367-1700

                      -----------------------------------

         (Address, Including Zip Code, and Telephone Number, Including
            Area Code, of Registrant's Principal Executive Offices)

                         Anthony N. LaPine, President
         1735 Technology Drive, Suite 790, San Jose, California 95110
                                 (408) 367-1700

                      -----------------------------------
           (Name, Address and Telephone Number of Agent for Service)

                                    Copy to:

                              Taliesin Durant, Esq.
                     General Counsel and Corporate Secretary
                             Semotus Solutions, Inc.
                        1735 Technology Drive, Suite 790
                          San Jose, California 95110
                                (408) 367-1714

     Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this registration statement.

     If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box: [_]

     If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box: [X]

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: [_]

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier registration statement for the same offering: [_]

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box: [_]

                         CALCULATION OF REGISTRATION FEE

                                                   Proposed Maximum
                                                   Offering Price      Proposed Maximum
Title of Each Class of           Amount to be      Per Share           Aggregate Offering       Amount of
Securities to be Registered      Registered                            Price                    Registration Fee
Common Stock, $.01               737,036           (1) $ 1.665         $  1,227,165             $ 307
Par Value
--------------------------------------------------------------------------------------------------------------------

     (1) Based upon the average of the high and low sales prices of the common stock as reported by the American Stock Exchange on June 21, 2001, estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(c) under the Securities Act of 1933.

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

PROSPECTUS SUBJECT TO COMPLETION DATED ________  ___, 2001


The information in this prospectus is not complete and may be changed. The securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.


                            SEMOTUS SOLUTIONS, INC.

                                    [LOGO]

                        737,036 SHARES OF COMMON STOCK

                        ------------------------------

     This prospectus relates to the possible offer and sale from time to time of up to 737,036 shares of common stock, par value $0.01 by the "selling stockholders" identified in this prospectus. We will not receive any proceeds from the sale of the shares of common stock offered by the selling stockholders.

     We are registering the offer and sale of these shares in order to provide the selling stockholders with freely tradable securities, but the registration of such shares does not necessarily mean that any of the shares will be offered or sold by the selling stockholders.

     Our shares of common stock are traded on the American Stock Exchange under the symbol "DLK". On June 21, 2001, the closing sale price of our common stock was $1.58. As of June 21, 2001, the year high and low closing prices for our common stock were $22.50 and $1.58, respectively.

     This investment involves a high degree of risk. You should purchase shares only if you can afford a complete loss. See "Risk Factors" beginning on page 4.

     NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

     The information in this prospectus is not complete and may be changed. A registration statement relating to these securities has been filed with the Securities and Exchange Commission. No one may sell these securities nor may offers to buy be accepted until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any state where the offer, solicitation or sale is not permitted.

                            --------------------------

              THE DATE OF THIS PROSPECTUS IS _____________, 2001


                                TABLE OF CONTENTS

                                                                         Page
                                                                         ----
COMPANY SUMMARY..........................................................  3

RISK FACTORS.............................................................  4

USE OF PROCEEDS.........................................................   9

SELLING STOCKHOLDERS....................................................   9

PLAN OF DISTRIBUTION....................................................  11

DESCRIPTION OF SECURITIES...............................................  13

LEGAL MATTERS...........................................................  14

EXPERTS ................................................................  14

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE.......................  14

AVAILABLE INFORMATION...................................................  15


YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS PROSPECTUS. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION THAT IS DIFFERENT FROM THAT CONTAINED IN THIS PROSPECTUS. THE SELLING STOCKHOLDERS ARE OFFERING TO SELL AND SEEKING OFFERS TO BUY, SHARES OF OUR COMMON STOCK ONLY IN JURISDICTIONS WHERE OFFERS AND SALES ARE PERMITTED. THE INFORMATION CONTAINED IN THIS PROSPECTUS IS ACCURATE ONLY AS OF THE DATE OF THIS PROSPECTUS, REGARDLESS OF THE TIME OF DELIVERY OF THIS PROSPECTUS OR OF ANY SALE OF OUR COMMON STOCK. IN THIS PROSPECTUS, "SEMOTUS SOLUTIONS," "WE," "US" AND "OUR" REFER TO SEMOTUS SOLUTIONS, INC. AND OUR SUBSIDIARIES (UNLESS THE CONTEXT OTHERWISE REQUIRES).

                                COMPANY SUMMARY

     Semotus Solutions, Inc. changed its named from Datalink.net, Inc. as of January 11, 2001. Semotus Solutions, originally Datalink Systems Corporation, was formed under the laws of the State of Nevada on June 18, 1996. On June 27, 1996, we went public through an acquisition of a public corporation, Datalink Communications Corporation ("DCC"), which was previously Lord Abbott, Inc., a Colorado corporation formed in 1986. Our corporate headquarters are located at 1735 Technology Drive, Suite 790, San Jose California 95110. Our telephone number is (408) 367-1700 and our world wide web site is www.semotus.com.
                                                        ---------------

     Semotus Solutions is a wireless infrastructure company providing end-to-end mobile data solutions to enterprises for their employees and their customers. We enable enterprises and consumers to customize, interact with and respond to critical business data utilizing the new generation of wireless devices. We leverage our core patented XpressLink(TM) technology across the high demand vertical markets of financial services, e-commerce and m-commerce, medical services and field force automation through our modular expansion of this market leading technology, and through acquisitions of established companies providing products and services to which Semotus Solutions can contribute value through wireless enhancement. Recent acquisitions include Cross Communications, Inc., Simkin, Inc., ISS, Inc. dba WaresOnTheWeb.com, Five Star Advantage, Inc. and Tech-ni-comm, Inc., WizShop.com, Inc., and Application Design Associates, Inc. Semotus Solutions' acquisition strategy focuses on companies in the targeted vertical markets, and that have a significant customer base and meaningful revenues. From this foundation, Semotus strengthens and enhances the companies' existing revenues and provides wireless solutions to further enhance and grow the business. This strategy builds strong and deep business relationships and significantly reduces the costs and time in selling wireless solutions.

     Semotus offers its services and products through its three major lines of business: (i) Business to Business ("B2B") wireless application service provider ("ASP") solutions, B2B premise-based solutions, and Business to Consumer ("B2C") solutions, (ii) enterprise and commerce sales and (iii) professional and related services. Semotus' first line of business provides two different types of wireless solutions: (i) ASP based where Semotus hosts and manages the information on its servers and (ii) premise-based where Semotus installs and engineers the software and information on the customer's servers. In addition to the custom wireless solutions services, Semotus has shrinkwrapped products in this first line of business, including Global Market Pro(TM), HipLink(TM), and Semotus' legacy B2C products such as QuoteXpress(TM) and SplitXpress(TM). Semotus' enterprise and commerce sales line of business provides online transactional information and sales of products. This second line of business also serves as the platform for the Company's m-commerce initiatives. Semotus' professional service line of business provides customers with wireless information and operations consulting, software engineering, and training. It also provides customers with online services, including web site development and maintenance, sales, marketing, customer retention programs and services, logistics, distribution, and tracking and reporting. Finally, this third line of business provides the software tools and management to install and efficiently run online and wireless operations.

                                 RISK FACTORS

Investing in the shares is very risky. You should be able to bear a complete loss of your investment. In deciding whether to purchase the shares, you should carefully consider the following factors, among others, as well as information contained in this prospectus, our most recent annual report on Form 10-KSB, and the other documents incorporated by reference into this prospectus:

WE HAVE HISTORICALLY INCURRED LOSSES AND THESE LOSSES MAY INCREASE IN THE
FUTURE.

We have recorded a net loss for each year since our current business started in 1996 through our fiscal year ended March 31, 2001. As of March 31, 2001, we had an accumulated deficit of $40,984,961. Because we expect to continue to incur significant sales and marketing, systems development and administrative expenses, we will need to generate significant revenue to become profitable and sustain profitability on a quarterly or annual basis. We may not achieve or sustain our revenue or profit goals and our losses may continue or grow in the future. As a result, we may not be able to increase revenue or achieve profitability on a quarterly or annual basis.

THERE IS NO ESTABLISHED MARKET FOR WIRELESS DATA SERVICES AND WE MAY NOT BE ABLE TO SELL ENOUGH OF OUR SERVICES TO BECOME PROFITABLE.

     The markets for wireless data services are still emerging and continued growth in demand for and acceptance of these services remains uncertain. Current barriers to market acceptance of these services include cost, reliability, functionality and ease of use. We cannot be certain that these barriers will be overcome. Our competitors may develop alternative wireless data communications systems that gain broader market acceptance than our systems. If the market for our services does not grow or grows more slowly than we currently anticipate, we may not be able to attract customers for our services and our revenues would be adversely affected.

OUR RECENT ACQUISITIONS MAY NOT DELIVER THE VALUE WE PAID OR WILL PAY FOR THEM AND MAY RESULT IN EXCESSIVE EXPENSES IF WE DO NOT SUCCESSFULLY INTEGRATE THEM, OR IF THE COSTS AND MANAGEMENT RESOURCES WE EXPEND IN CONNECTION WITH THE INTEGRATIONS EXCEED OUR EXPECTATIONS.

     We expect that our recent acquisitions and any acquisitions we may pursue in the future will have a continuing, significant impact on our business, financial condition and operating results. The value of the companies that we acquire or invest in may be less than the amount we paid if there is:

     -   a decline of their position in the respective markets they serve; or

     -   a decline in general of the markets they serve.

     Our financial results may be adversely affected if:

     - we fail to assimilate the acquired assets with our pre-existing business;

     - we lose key employees of these companies or of SSI as a result of the acquisitions;

     -   our management's attention is diverted by other business concerns; or

     -   we assume unanticipated liabilities related to the acquired assets.

OUR RECENT ACQUISITIONS MAY NOT DELIVER THE VALUE WE PAID OR WILL PAY FOR THEM AND MAY RESULT IN EXCESSIVE EXPENSES IF THERE ARE COSTS DUE TO SPECIFIC BUSINESS RISKS WITHIN OUR SUBSIDIARIES' VERTICAL MARKETS.

     The companies we have acquired or may acquire are subject to the business risks as described in this section, as well as additional business risks due to their respective vertical markets. For instance, Simkin, Inc., because it is in the healthcare field, is subject to additional business risks such as a slow rate of adoption of new technologies. Five Star Advantage, Inc., Tech-ni-Comm, Inc., WizShop.com, Inc. and Wares On The Web, Inc., because these companies are in the e-commerce and e-fulfillment markets, are subject to additional business risks such as the uncertainty of whether online transaction will increase in the future. If our subsidiaries incur any of these risks, the businesses may not be as valuable as the amount we paid.

Additionally, we cannot guarantee that we will realize the benefits or strategic objectives we are seeking to obtain by acquiring these companies.

WE MAY NOT ACHIEVE PROFITABILITY IF WE ARE UNABLE TO MAINTAIN, IMPROVE AND DEVELOP THE WIRELESS DATA SERVICES WE OFFER.

     We believe that our future business prospects depend in part on our ability to maintain and improve our current services and to develop new ones on a timely basis. Our services will have to achieve market acceptance, maintain technological competitiveness and meet an expanding range of customer requirements. As a result of the complexities inherent in our service offerings, major new wireless data services and service enhancements require long development and testing periods. We may experience difficulties that could delay or prevent the successful development, introduction or marketing of new services and service enhancements. Additionally, our new services and service enhancements may not achieve market acceptance. If we cannot effectively maintain, improve and develop services we may not be able to recover our fixed costs or otherwise become profitable.

IF WE DO NOT RESPOND EFFECTIVELY AND ON A TIMELY BASIS TO RAPID TECHNOLOGICAL CHANGE, OUR SERVICES MAY BECOME OBSOLETE AND WE MAY LOSE REVENUES.

     The wireless and data communications industries are characterized by rapidly changing technologies, industry standards, customer needs and competition, as well as by frequent new product and service introductions. Our services are integrated with wireless handheld devices and the computer systems of our customers. Our services must also be compatible with the data networks of wireless carriers. We must respond to technological changes affecting both our customers and suppliers. We may not be successful in developing and marketing, on a timely and cost-effective basis, new services that respond to technological changes, evolving industry standards or changing customer requirements. Our ability to grow and achieve profitability will depend, in part, on our ability to accomplish all of the following in a timely and cost-effective manner:

     -  effectively use and integrate new wireless and data technologies;

     -  continue to develop our technical expertise;

     -  enhance our wireless data, engineering and system design services;

     -  develop applications for new wireless networks; and

     -  influence and respond to emerging industry standards and other changes.

WE DEPEND UPON WIRELESS NETWORKS OWNED AND CONTROLLED BY OTHERS. IF WE DO NOT HAVE CONTINUED ACCESS TO SUFFICIENT CAPACITY ON RELIABLE NETWORKS, WE MAY BE UNABLE TO DELIVER SERVICES AND OUR SALES COULD DECREASE.

     Our ability to grow and achieve profitability partly depends on our ability to buy sufficient capacity on the networks of wireless carriers and on the reliability and security of their systems. We depend on these companies to provide uninterrupted and trouble free service and would not be able to satisfy our customers' needs if they failed to provide the required capacity or needed level of service. In addition, our expenses would increase and our profitability could be materially adversely affected if wireless carriers were to increase the prices of their services.

WE MAY FAIL TO SUPPORT OUR ANTICIPATED GROWTH IN OPERATIONS WHICH COULD REDUCE DEMAND FOR OUR SERVICES AND MATERIALLY ADVERSELY AFFECT OUR REVENUE.

     Our business strategy is based on the assumption that the number of subscribers to our services, the amount of information they want to receive and the number of services we offer will all increase. We must continue to develop and expand our systems and operations to accommodate this growth. The expansion and adaptation of our customer service and network operations center requires substantial financial, operational and management resources. We may be unable to expand our operations for one or more of the following reasons:

     - we may not be able to locate or hire at reasonable compensation rates qualified engineers and other employees necessary to expand our capacity;

     - we may not be able to obtain the hardware necessary to expand our capacity;

     - we may not be able to expand our customer service, billing and other related support systems; and

     - we may not be able to obtain sufficient additional capacity from wireless carriers.

     Due to the limited deployment of our services to date, the ability of our systems and operations to connect and manage a substantially larger number of customers while maintaining superior performance is unknown. Any failure on our part to develop and maintain our wireless data services as we experience rapid growth could significantly reduce demand for our services and materially adversely affect our revenue.

WE DEPEND ON RECRUITING AND RETAINING KEY MANAGEMENT AND TECHNICAL PERSONNEL WITH WIRELESS DATA AND SOFTWARE EXPERIENCE AND WE MAY NOT BE ABLE TO DEVELOP NEW PRODUCTS OR SUPPORT EXISTING PRODUCTS IF WE CANNOT HIRE OR RETAIN QUALIFIED EMPLOYEES.

     Because of the technical nature of our products and the dynamic market in which we compete, our performance depends on attracting and retaining key employees. Competition for qualified personnel in the wireless data and software industries is intense and finding qualified personnel with experience in both industries is even more difficult. We believe there are only a limited number of individuals with the requisite skills in the field of wireless data communication, and it is becoming increasingly difficult to hire and retain these persons. We have a written employment agreement and key-man life insurance in the face amount of $3 million with Anthony N. LaPine, the Company's chairman, CEO and president. We do not have employment agreements or key-man life insurance with any other officer of Semotus Solutions. The loss of Mr. LaPine or any other officer may have an adverse effect on our business and prospects by depriving us of the management services necessary to operate our business and achieve profitability.


THERE IS NO ASSURANCE THAT WE WILL BE ABLE TO EFFECTIVELY COMPETE AGAINST CURRENT AND FUTURE COMPETITORS. OUR MARKET IS VERY COMPETITIVE.

     There are a number of competitors who are larger and have much greater resources than we do. Our competitors have more experienced people and larger facilities and budgets than we do. These competitors could use their resources to conduct greater amounts of research and development and to offer newer and better services at lower prices than we can. These factors may adversely affect our ability to compete by decreasing the demand for our products and services.

WE MAY NEED TO RAISE ADDITIONAL FUNDS.

     These funds may not be available to us. Alternatively, raising additional funds may dilute your share ownership. We have met capital needs with private sales of securities. However, we cannot assure you that we will not need additional funds, that any needed funds will be available to us at all, or that any available funds will be given on acceptable terms. If we need additional funds, and are unable to raise them, we will not be able to continue our business operations. If we raise funds by selling equity securities, those sales may dilute your share ownership. If we raise funds by forming joint ventures with other companies, we may have to give up some of our rights to certain technologies, products or marketing territories.

OUR PATENTS MAY NOT PROTECT US FROM COMPETITORS.

     Costs of prosecuting and defending patent infringement claims could hurt our business. We currently own a number of patents related to our products, and have applied for additional patents. We are not certain whether any new patents will be granted in the future. Even if we receive additional patents, they may not provide us with protection from competitors. Our failure to obtain patent protection, or illegal use by others of any patents we have or may obtain could adversely affect our business, financial condition and operating results. In addition, the laws of certain foreign countries do not protect proprietary rights to the same extent as the laws of the United States. Claims for damages resulting from any such infringement may be asserted or prosecuted against us. The validity of any patents we have or obtain could also be challenged. Any such claims could be time consuming and costly to defend, diverting management's attention and our resources.

WE MAY BE SUBJECT TO LIABILITY FOR TRANSMITTING INFORMATION, AND OUR INSURANCE COVERAGE MAY BE INADEQUATE TO PROTECT US FROM THIS LIABILITY.

     We may be subject to claims relating to information transmitted over systems we develop or operate. These claims could take the form of lawsuits for defamation, negligence, copyright or trademark infringement or other actions based on the nature and content of the materials. Although we carry general liability insurance, our insurance may not cover potential claims of this type or may not be adequate to cover all costs incurred in defense of potential claims or to indemnify us for all liability that may be imposed.

DISRUPTION OF OUR SERVICES DUE TO ACCIDENTAL OR INTENTIONAL SECURITY BREACHES MAY HARM OUR REPUTATION CAUSING A LOSS OF SALES AND COULD INCREASE OUR EXPENSES.

     A significant barrier to the growth of wireless data services or transactions on the Internet or by other electronic means has been the need for secure transmission of confidential information. Our systems could be disrupted by unauthorized access, computer viruses and other accidental or intentional actions. We may incur significant costs to protect against the threat of security breaches or to alleviate problems caused by such breaches. If a third-party were able to misappropriate our users' personal or proprietary information or credit card information, we could be subject to claims, litigation or other potential liabilities that could materially adversely impact our revenue and may result in the loss of customers.

ANY TYPE OF SYSTEMS FAILURE COULD REDUCE SALES, OR INCREASE COSTS OR RESULT IN CLAIMS OF LIABILITY.

     Our existing wireless data services are dependent on real-time, continuous feeds. The ability of our subscribers to obtain data or make wireless transactions through our service requires timely and uninterrupted connections with our wireless network carriers. Any disruption could result in delays in our subscribers' ability to receive information or execute wireless transactions. There can be no assurance that our systems will operate appropriately if we experience a hardware or software failure or if there is an earthquake, fire or other natural disaster, a power or telecommunications failure, insurrection or an act of war. A failure in our systems could cause delays in transmitting data, and as a result we may lose customers or face litigation that could involve material costs and distract management from operating our business.

AN INTERRUPTION IN THE SUPPLY OF PRODUCTS AND SERVICES THAT WE OBTAIN FROM THIRD PARTIES COULD CAUSE A DECLINE IN SALES OF OUR SERVICES.

In designing, developing and supporting our wireless data services, we rely on wireless carriers, wireless handheld device manufacturers, content providers and software providers. These suppliers may experience difficulty in supplying us products or services sufficient to meet our needs or they may terminate or fail to renew contracts for supplying us these products or services on terms we find acceptable. Any significant interruption in the supply of any of these products or services could cause a decline in sales of our services unless and until we are able to replace the functionality provided by these products and services. We also depend on third parties to deliver and support reliable products, enhance their current products, develop new products on a timely and cost-effective basis and respond to emerging industry standards and other technological changes. In addition, we rely on the ability of our content providers to continue to provide us with uninterrupted access to the news and financial information we provide to our customers. The failure of third parties to meet these criteria, or their refusal or failure to deliver the information for whatever reason, could materially harm our business.

NEW LAWS AND REGULATIONS THAT IMPACT OUR INDUSTRY COULD INCREASE OUR COSTS OR REDUCE OUR OPPORTUNITIES TO EARN REVENUE.

     We are not currently subject to direct regulation by the Federal Communications Commission or any other governmental agency, other than regulations applicable to businesses in general. However, in the future, we may become subject to regulation by the FCC or another regulatory agency. In addition, the wireless carriers who supply us airtime are subject to regulation by the FCC and regulations that affect them could increase our costs or reduce our ability to continue selling and supporting our services.

OUR STOCK PRICE, LIKE THAT OF MANY TECHNOLOGY COMPANIES, MAY BE VOLATILE.

     We expect that the market price of our common stock will be volatile. We are involved in a highly visible, rapidly changing industry and stock prices in our industry and similar industries have risen and fallen in response to a variety of factors, including:

     - announcements of new wireless data communications technologies and new providers of wireless data communications;

     - acquisitions of or strategic alliances among providers of wireless data communications;

     - changes in recommendations by securities analysts regarding the results or prospects of providers of wireless data communications; and

     - changes in investor perceptions of the acceptance or profitability of wireless data communications.

WE DO NOT PLAN TO PAY ANY DIVIDENDS.

     Our shares should not be purchased by investors who need income from their holdings. We intend to retain any future earnings to fund the operation and expansion of our business. We do not anticipate paying cash dividends on our shares in the future. As a result, our common stock is not a good investment for people who need income from their holdings.

THE RESALES OF OUR COMMON STOCK RECENTLY REGISTERED COULD HAVE A DEPRESSIVE EFFECT ON THE MARKET PRICE OF OUR SHARES.

We recently registered 3,599,230 shares of common stock subject to resale by certain of our security holders. Up to 1,433,350 of those shares are issuable upon the exercise of warrants and up to 938,462 of those shares are issuable upon the conversion of Series B Convertible Preferred Stock. We are unable to predict the effect that sales of these shares may have on the then prevailing market price of our shares. It is likely that market sales of large amounts of our shares (or the potential for those sales even if they do not actually occur) will have the effect of depressing the market price of our shares.

                          FORWARD-LOOKING STATEMENTS

This prospectus, including the sections entitled "Prospectus Summary" and "Risk Factors," contains forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Securities Exchange Act of 1934. These statements relate to future events or our future financial and operating performance and involve known and unknown risks, uncertainties and other factors that may cause our or our industry's actual results, levels of activity, performance or achievements to be materially different from that expressed or implied by these forward-looking statements. These risks and other factors include, among other things, those listed under "Risk Factors" and elsewhere in this prospectus. In some cases, you can identify forward-looking statements by terminology such as "may," "will," "should," "expects," "plans," "anticipates," "believes," "estimates," "predicts," "potential," "continue," "our future success depends," "seek to continue" or the negative of these terms or other comparable terminology. These statements are only predictions. Actual events or results may differ materially. In evaluating these statements, you should specifically consider various factors, including the risks outlined under "Risk Factors." These factors may cause our actual results to differ materially from any forward-looking statement.

Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance or achievements. Moreover, neither we nor any other person assumes responsibility for the accuracy and completeness of these statements. We do not intend to update any of the forward-looking statements after the date of this prospectus to conform these statements to actual results except as requried by law.

                                USE OF PROCEEDS

     We will not receive any proceeds from the sale of the common stock by the selling stockholders.

                             SELLING STOCKHOLDERS

     Certain stockholders may offer 737,036 shares of common stock for resale. The shares are being offered for the account of the stockholders in the table below and their donees or pledgees.

     The following table sets forth information concerning the selling stockholders, including:

     -  the number of shares owned by the selling stockholder; and

     -  the number of shares offered by the selling stockholder.

We have no knowledge of the intentions of any selling stockholder to actually sell any of the securities listed under the columns "Shares Offered". There are no material relationships between any of the selling stockholders and us other than as disclosed below.

                     Beneficial Ownership Before Offering
                     ------------------------------------

--------------------------------------------------------------------------------------------
                                                                                               Shares
                                 Shareholder                                  Shares Owned     Offered
--------------------------------------------------------------------------------------------------------
Abrams III Partnership (1)                                                             5,164       5,164
---------------------------------------------------------------------------------------------------------
Bald Eagle Fund (1)                                                                      930         930
---------------------------------------------------------------------------------------------------------
Bargas, Mr. & Mrs. M. (1)                                                                694         694
---------------------------------------------------------------------------------------------------------
Beatte, Edwin J. (1)                                                                   1,721       1,721
---------------------------------------------------------------------------------------------------------
Belway, John (1)                                                                       3,965       3,965
---------------------------------------------------------------------------------------------------------
Berglund, Donald (1)                                                                   1,721       1,721
---------------------------------------------------------------------------------------------------------
Bergman, Robin N. and  Karon, William P. (1)                                           2,974       2,974
---------------------------------------------------------------------------------------------------------
Berman, Stephen (1)                                                                    1,487       1,487
---------------------------------------------------------------------------------------------------------
Bloom, Ron (1)                                                                         1,488       1,488
---------------------------------------------------------------------------------------------------------
Blumin, Carolee & Blumin, Robert  TTEES The Blumin Family Trust (1)                      861         861
---------------------------------------------------------------------------------------------------------
BNB Associates Investments LP (1)                                                     15,859      15,859
---------------------------------------------------------------------------------------------------------
Bollag, Benjamin (1)                                                                  22,773      22,773
---------------------------------------------------------------------------------------------------------
Bollag, Daniel (1)                                                                     9,912       9,912
---------------------------------------------------------------------------------------------------------
Bollag, Jonathan (1)                                                                   1,487       1,487
---------------------------------------------------------------------------------------------------------
Bollag, Michael (1)                                                                   74,338      74,338
---------------------------------------------------------------------------------------------------------
Bollag, Michael & Bollag, Tracy (1)                                                    4,436       4,436
---------------------------------------------------------------------------------------------------------
Bollag, Naomi (1)                                                                     14,372      14,372
---------------------------------------------------------------------------------------------------------
Brustein, Lawrence  &  Fleishacker, Aaron J.,  As Tenants-In-Common (1)                1,721       1,721
---------------------------------------------------------------------------------------------------------
Campanella, Richard (1)                                                                  496         496
---------------------------------------------------------------------------------------------------------
Coen, Grainne (1)                                                                        344         344
---------------------------------------------------------------------------------------------------------
Cohen, Jonathan R.  & Shapiro, Nancy D., As Joint Tenants (1)                          1,721       1,721
---------------------------------------------------------------------------------------------------------
Comvest Capital Management LLC (1)                                                     3,717       3,717
---------------------------------------------------------------------------------------------------------
Comvest Management LLC (1)                                                           143,720     143,720
---------------------------------------------------------------------------------------------------------
Corbin, Bruce (1)                                                                        496         496
---------------------------------------------------------------------------------------------------------
Corbin, Richard (1)                                                                    1,982       1,982
---------------------------------------------------------------------------------------------------------
Daffey, Michael (1)                                                                    1,721       1,721
---------------------------------------------------------------------------------------------------------
DeRose, Christina (1)                                                                    496         496
---------------------------------------------------------------------------------------------------------
DeRose, Louesa Brown (1)                                                                 991         991
---------------------------------------------------------------------------------------------------------
Di Cesare, Dominick (1)                                                                1,721       1,721
---------------------------------------------------------------------------------------------------------
Dreyfuss, Jerome (1)                                                                   1,721       1,721
---------------------------------------------------------------------------------------------------------
DW Trustees (BVI) Ltd. Childerens Fund (1)                                             1,721       1,721
---------------------------------------------------------------------------------------------------------
DW Trustees (BVI) Ltd. Main Fund (1)
---------------------------------------------------------------------------------------------------------
E.I.P. Partnership  (1)                                                               12,050      12,050
---------------------------------------------------------------------------------------------------------
Earthlink Network, Inc. (1)                                                           17,841      17,841
---------------------------------------------------------------------------------------------------------
Falk, Michael S. (1)                                                                   4,956       4,956
---------------------------------------------------------------------------------------------------------
Faxon, Dave P. Jr  (1)                                                                 1,721       1,721
---------------------------------------------------------------------------------------------------------
Finkle, S. Marcus (1)                                                                  1,721       1,721
---------------------------------------------------------------------------------------------------------
FM Grandchildrens Trust (1)                                                            1,721       1,721
---------------------------------------------------------------------------------------------------------
Friedman, Philip (1)                                                                   1,721       1,721
---------------------------------------------------------------------------------------------------------
Friedman, Victor (1)                                                                   1,721       1,721
---------------------------------------------------------------------------------------------------------
Froelich, Gene (1)                                                                       991         991
---------------------------------------------------------------------------------------------------------
Gerlach and Company (1)                                                                1,487       1,487
---------------------------------------------------------------------------------------------------------
Glaser, Bruce (1)                                                                        991         991
---------------------------------------------------------------------------------------------------------
Glashow, J. (1)                                                                        1,721       1,721
---------------------------------------------------------------------------------------------------------
Goldenheim, Paul D. (1)                                                                1,721       1,721
---------------------------------------------------------------------------------------------------------
Harvard Developments, Inc. (1)                                                         3,443       3,443
---------------------------------------------------------------------------------------------------------
Harvard Investments, Inc.  (1)                                                         3,443       3,443
---------------------------------------------------------------------------------------------------------
Hill, Carol R.  Spousal Trust  (1)                                                     3,443       3,443
---------------------------------------------------------------------------------------------------------
J.F. Shea & Co.Inc AS NOMINEE (1)                                                     23,411      23,411
---------------------------------------------------------------------------------------------------------
J.P. Shea & Co. Inc  (1)                                                               9,912       9,912
---------------------------------------------------------------------------------------------------------
Jahn, Robert J. & Steele, Michael D. Tenants-In-Common (1)                             1,721       1,721
---------------------------------------------------------------------------------------------------------
Jed, Opposite (1)                                                                      1,721       1,721
---------------------------------------------------------------------------------------------------------
Jones, Dean (1)                                                                          396         396
---------------------------------------------------------------------------------------------------------
Kabuki Partners (1)                                                                    4,199       4,199
---------------------------------------------------------------------------------------------------------
Kane, Norman  TTEE Tri-State Orthopedic Surgery Medical Group Defined                  1,721       1,721
Benefit Pension Plan (1)
---------------------------------------------------------------------------------------------------------
Kanodia Partners LP (1)                                                                3,443       3,443
---------------------------------------------------------------------------------------------------------
Kaplan, Anita L. (1)                                                                   1,721       1,721
---------------------------------------------------------------------------------------------------------
Kensington Partners II, LP  (1)                                                          241         241
---------------------------------------------------------------------------------------------------------
Kensington Partners, LP (1)                                                            3,994       3,994
---------------------------------------------------------------------------------------------------------
Kleidman, Carl (1)                                                                     1,487       1,487
---------------------------------------------------------------------------------------------------------
Koniver, Garth A. (1)                                                                  1,721       1,721
---------------------------------------------------------------------------------------------------------
Ladouceur, Ann M. (1)                                                                  2,478       2,478
---------------------------------------------------------------------------------------------------------
Linkowski, Jamie P.   (1)                                                              1,721       1,721
---------------------------------------------------------------------------------------------------------

Lutris Technologies, Inc. (1)                                                          9,973       9,973
---------------------------------------------------------------------------------------------------------
Madrigals Finance Inc. (1)                                                            30,727      30,727
---------------------------------------------------------------------------------------------------------
Manocherian, Greg (1)                                                                    344         344
---------------------------------------------------------------------------------------------------------
Mapa Venture Fund LLC (1)                                                              1,721       1,721
---------------------------------------------------------------------------------------------------------
McAlister, Steve W. (1) (2)                                                           35,880      35,880
---------------------------------------------------------------------------------------------------------
McGary, Lawrence W.  (1)                                                               1,721       1,721
---------------------------------------------------------------------------------------------------------
Modell, Michael  (1)                                                                   1,721       1,721
---------------------------------------------------------------------------------------------------------
Modell, Mitchell (1)                                                                   1,721       1,721
---------------------------------------------------------------------------------------------------------
Mosites, Steven  (1)                                                                   1,721       1,721
---------------------------------------------------------------------------------------------------------
Nelson, Virgina R.  Trust (1)                                                           1721        1721
---------------------------------------------------------------------------------------------------------
Newark, Amy (1)                                                                        1,721       1,721
---------------------------------------------------------------------------------------------------------
Norman, Gregory P. (1)                                                                 2,478       2,478
---------------------------------------------------------------------------------------------------------
Numeroff, Bruce (1)                                                                    1,721       1,721
---------------------------------------------------------------------------------------------------------
Pamela Equities (1)                                                                    1,721       1,721
---------------------------------------------------------------------------------------------------------
Pelo, Adelaide (1)                                                                       297         297
---------------------------------------------------------------------------------------------------------
Pinder, Lloyd (1)                                                                      9,912       9,912
---------------------------------------------------------------------------------------------------------
Pinder, Lloyd & Lisa (1)                                                               1,721       1,721
---------------------------------------------------------------------------------------------------------
Pinepoint LImited Pension Fund (1)                                                     3,911       3,911
---------------------------------------------------------------------------------------------------------
Priddy, Robert (1)                                                                    27,126      27,126
---------------------------------------------------------------------------------------------------------
Prince, Scott (1)                                                                      1,721       1,721
---------------------------------------------------------------------------------------------------------
Radichel, William C. (1)                                                               1,721       1,721
---------------------------------------------------------------------------------------------------------
Reicheltas, Laura M & V, Kurt (1)                                                      1,721       1,721
---------------------------------------------------------------------------------------------------------
Reichenbaum, Mark (1)                                                                  5,164       5,164
---------------------------------------------------------------------------------------------------------
RHL Ventures LLC (1)                                                                   4,956       4,956
---------------------------------------------------------------------------------------------------------
Rice, William A. (1)                                                                   3,443       3,443
---------------------------------------------------------------------------------------------------------
RML Burwick Family LP  (1)                                                             1,721       1,721
---------------------------------------------------------------------------------------------------------
Roach, Douglas (1)                                                                    26,757      26,757
---------------------------------------------------------------------------------------------------------
Robles, Pam (1)                                                                           99          99
---------------------------------------------------------------------------------------------------------
Rosenblatt, Richard (1)                                                                7,434       7,434
---------------------------------------------------------------------------------------------------------
Rosenbloom, Dale  (1)                                                                  3,443       3,443
---------------------------------------------------------------------------------------------------------
Rosenbloom, Keith (1)                                                                  2,478       2,478
---------------------------------------------------------------------------------------------------------
Sackin, Janet  & Sackin, Michael  JTTEN (1)                                              861         861
---------------------------------------------------------------------------------------------------------
Schultz, Gary & Barbara (1)                                                            1,721       1,721
---------------------------------------------------------------------------------------------------------
Shagadelic Partners (1)                                                                1,721       1,721
---------------------------------------------------------------------------------------------------------
Siciliano, Joseph (1)                                                                    496         496
---------------------------------------------------------------------------------------------------------
Skeen, Kerry B.  (1)                                                                   1,721       1,721
---------------------------------------------------------------------------------------------------------
Stafura, Joseph  (1)                                                                   1,721       1,721
---------------------------------------------------------------------------------------------------------
Stapleton, Lesley (1)                                                                    496         496
---------------------------------------------------------------------------------------------------------
Sunshine  Charitable Trust (1)                                                        15,859      15,859
---------------------------------------------------------------------------------------------------------
Tallur, Inder (1)                                                                        496         496
---------------------------------------------------------------------------------------------------------
Toombs, Walter F. (1)                                                                  3,443       3,443
---------------------------------------------------------------------------------------------------------
Vandenbergh, Vincent P. & Wollecamp, Veerle  As Joint Tenants (1)                      1,721       1,721
---------------------------------------------------------------------------------------------------------
Waterman, Keith (1)                                                                       99          99
---------------------------------------------------------------------------------------------------------
Wiley Holdings LP   (1)                                                                1,721       1,721
---------------------------------------------------------------------------------------------------------
Wiley, Richard E. Revocable Trust  (1)                                                 1,721       1,721
---------------------------------------------------------------------------------------------------------
Wilkins, Charles P.  (1)                                                               1,721       1,721
---------------------------------------------------------------------------------------------------------
Woolley, Mike (1)                                                                      1,051       1,051
---------------------------------------------------------------------------------------------------------
Zhu, Ming Feng (1)                                                                     7,929       7,929
---------------------------------------------------------------------------------------------------------
Zhu, Yong (1)                                                                          7,929       7,929
---------------------------------------------------------------------------------------------------------
Greenberg Glusker Fields Claman Machtinger & Kinsella LLP (3)                         37,043      37,043
---------------------------------------------------------------------------------------------------------
TOTAL                                                                                737,036     737,036
-----                                                                                -------     -------
---------------------------------------------------------------------------------------------------------

     (1) In connection with a merger agreement by and among Semotus Solutions, WizShop.com, Inc. and Wiz Acquisition, Inc. (a wholly owned subsidiary of Semotus Solutions), whereby Semotus Solutions purchased WizShop.com, Inc., Semotus Solutions issued 699,993 shares of restricted common stock to the shareholders of WizShop.com, Inc.

     (2) Steve McAllister is currently the President of WizShop.com, Inc., a Delaware corporation and wholly owned subsidiary of Semotus Solutions, Inc.

     (3) In connection with a settlement agreement by and among Greenberg Glusker Fields Claman Machtinger & Kinsella LLP, ("GGFCMK") and Semotus Solutions dated April 5, 2001, to settle the amount owed to GGFCMK pursuant to an Engagement Letter dated January 14, 2000, whereby GGFCMK was hired by Semotus to provide certain legal services to Semotus, Semotus Solutions issued 37,043 shares of restricted common stock to GGFCMK.

     No information is given with respect to beneficial ownership after the offering because the number of shares held would be zero, or would be less than 1% of our common stock after the offering.

     The information concerning the selling stockholders may change from time to time and will be set forth in supplements to this prospectus.

                             PLAN OF DISTRIBUTION

     The purpose of this prospectus is to permit each selling stockholder to offer and sell up to 737,036 shares at such times and at such places as he chooses. The decision to sell any shares is within the sole discretion of the holder thereof.

     The distribution of the common stock by a selling stockholder may be effected from time to time in one or more transactions. Any of the common stock may be offered for sale, from time to time, by a selling stockholder, or by permitted transferees or successors of the selling stockholder, on the American Stock Exchange, or otherwise, at prices and on terms then obtainable, at fixed prices, at prices then prevailing at the time of sale, at prices related to such prevailing prices, or in negotiated transactions at negotiated prices or otherwise. The common stock may be sold by one or more of the following:


     * On the American Stock Exchange or any other national common stock exchange or automated quotation system on which our common stock is traded, which may involve transactions solely between a broker-dealer and its customers which are not traded across an open market and block trades.

     *   Through underwriters, or through underwriting syndicates.

     * Through one or more dealers or agents (which may include one or more underwriters), including, but not limited to:

         a. Block trades in which the broker or dealer acts as principal to facilitate the transactions.

         b. Purchases by a broker or dealer as principal and resale by such broker or dealer for its account pursuant to this prospectus.

         c.   Ordinary brokerage transactions.

         d.   Transactions in which the broker solicits purchasers.

     *   Directly to one or more purchasers

     *   A combination of these methods.

     The names of any underwriters or agents involved in the sale of the common stock will be set forth in a prospectus supplement.

     In connection with the distribution of the common stock or otherwise, the selling stockholder may enter into hedging transactions with broker-dealers or other financial institutions. In connection with such transactions, broker-dealers or other financial institutions may engage in short sales of shares in the course of hedging the positions they assume with the selling stockholder. A selling stockholder may also sell shares short and redeliver the shares to close out such short positions. A selling stockholder may also enter into options or other transactions with broker-dealers or other financial institutions which require the delivery to such broker-dealers or other financial institutions of the common stock, which shares such broker-dealers or financial institutions may resell pursuant to this prospectus, as supplemented or amended to reflect that transaction. A selling stockholder may also pledge the common stock registered hereunder to a broker-dealer or other financial institution and, upon a default, such broker-dealer or other financial institution may effect sales of the pledged shares pursuant to this prospectus, as supplemented or amended to reflect such transaction. In addition, any common stock covered by this prospectus that qualifies for sale pursuant to Rule 144 under the Securities Act may be sold under Rule 144 rather than pursuant to this prospectus.

     The selling stockholders or their underwriters, dealers or agents may sell the common stock to or through underwriters, dealers or agents, and such underwriters, dealers or agents may receive compensation in the form of discounts or concessions allowed or reallowed. Underwriters, dealers, brokers or other agents engaged by the selling stockholders may arrange for other such persons to participate. Any fixed public offering price and any discounts and concessions may be changed from time to time. Underwriters, dealers and agents who participate in the distribution of the common stock may be deemed to be underwriters within the meaning of the Securities Act, and any discounts or commissions received by them or any profit on the resale of shares by them may be deemed to be underwriting discounts and commissions thereunder. The proposed amounts of the common stock, if any, to be purchased by underwriters and the compensation, if any, of underwriters, dealers or agents will be set forth in a prospectus supplement.

     Unless granted an exemption by the Commission from Regulation M under the Exchange Act, or unless otherwise permitted under Regulation M, a selling stockholder will not engage in any stabilization activity in connection with the Company's common stock, will furnish each broker or dealer engaged by a selling stockholder and each other participating broker or dealer the number of copies of this prospectus required by such broker or dealer, and will not bid for or purchase any common stock of the Company or attempt to induce any person to purchase any of the common stock other than as permitted under the Exchange Act.

     We will not receive any proceeds from any sales of the common stock.

     We shall use our best efforts to prepare and file with the Commission such amendments and supplements to the registration statement and this prospectus as may be necessary to keep such registration statement effective and to comply with the provisions of the Securities Act with respect to the disposition of the common stock covered by the registration statement for the period required to effect the distribution of such common stock.

     We are paying certain expenses (other than commissions and discounts of underwriters, dealers or agents) incidental to the offering and sale of the common stock to the public, which are estimated to be approximately $4,500. If SSI is required to update this prospectus during such period, it may incur additional expenses in excess of the amount estimated above.

     In order to comply with certain state securities laws, if applicable, the common stock will be sold in such jurisdictions only through registered or licensed brokers or dealers. In certain states the shares of common stock may not be sold unless they have been registered or qualify for sale in such state or an exemption from registration or qualification is available and is complied with.

                           DESCRIPTION OF SECURITIES

     We have 55,000,000 authorized shares of stock, consisting of 50,000,000 shares of common stock, having a par value of $.01 per share, and 5,000,000 shares of preferred stock, having a par value of $.001 per share.

COMMON STOCK

     As of June 19, 2001, there were 16,938,106 shares of common stock outstanding. All outstanding shares of common stock are fully paid and non-assessable. Each share of common stock has an equal and ratable right to receive dividends when declared by the Board of Directors of Semotus Solutions out of assets legally available for that purpose and subject to the dividend obligations of Semotus Solutions to holders of any preferred stock then outstanding.

     In the event of a liquidation, dissolution or winding up of Semotus Solutions the holders of common stock are entitled to share equally and ratably in the assets available for distribution after payment of all liabilities, and subject to any prior rights of any holders of preferred stock outstanding at that time.

     The holders of common stock have no preemptive, subscription, conversion or redemption rights, and are not subject to further calls or assessments of Semotus Solutions. Each share of common stock is entitled to one vote in the election of directors and on all other matters submitted to a vote of stockholders.

     Our Articles of Incorporation provide that a holder of any class or series of stock entitled to vote in the election of directors shall be entitled to cumulate his votes, and may cast votes equal to the number of votes which (except for cumulative voting) he would be entitled to cast for the election of directors with respect to his shares of stock multiplied by the number of directors to be elected. Such shareholders may cast all such votes for a single director or allocate such votes to two or more directors as such shareholder sees fit. Under Nevada law, to exercise the right to cumulative voting, a shareholder must give Semotus Solutions written notice of his intent to do so at least 48 hours before the time fixed for the annual meeting. Such written notice must be given to the president or secretary of Semotus Solutions.

PREFERRED STOCK

     Preferred stock may be issued from time to time in one or more series, and the board of directors, without further approval of the stockholders, is authorized to fix the dividend rates and terms, conversion rights, voting rights, redemption rights and terms, liquidation preferences and any other rights, preferences, privileges and restrictions applicable to each series of preferred stock. The purpose of authorizing the board of directors to determine such rights, preferences, privileges and restrictions is to eliminate delays associated with a stockholder vote on specific issuances. The issuance of preferred stock, while providing flexibility in connection with possible acquisitions and other corporate purposes, could, among other things, adversely affect the voting power of the holders of common stock and, under some circumstances, make it more difficult for a third party to gain control of the Company.

SERIES B CONVERTIBLE PREFERRED STOCK

     As of March 31, 2001, we had 469,231 shares of preferred stock outstanding, designated as series B convertible preferred stock. The preferred stock is convertible into common stock on a 2-for-1 basis. Holders of preferred stock are entitled to receive dividends equal to any dividends paid on the common stock. Holders of preferred stock are entitled to vote together with the holders of common stock on an "as-converted" basis. In the event of a liquidation or change of control of Semotus Solutions, holders of preferred stock are entitled to receive $13.00 per share prior to any distributions to be made to holders of common stock. The series B convertible preferred stock is subject to a right of first refusal held by Semotus Solutions.

                                 LEGAL MATTERS

The legality of the shares offered hereby is being passed upon for us by:

               Greenberg Glusker Fields Claman Machtinger & Kinsella LLP 1900 Avenue of the Stars, Suite 2100 Los Angeles, California 90067.

                                    EXPERTS

     The annual financial statements incorporated by reference in this prospectus have been audited by BDO Seidman, LLP, independent certified public accountants, to the extent and for the periods set forth in their report, incorporated by reference herein, and are incorporated herein in reliance upon such report given upon the authority of that firm as experts in accounting and auditing.

               INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

     The Securities and Exchange Commission allows us to "incorporate by reference" the information we file with them, which means that we can disclose important information to you by referring you to those documents that we have previously filed with the Commission or documents that we will file with the Commission in the future. The information incorporated by reference is considered to be part of this prospectus, and later information that we file with the Commission will automatically update and supersede this information. We incorporate by reference the documents listed below, and any future filings made with the Commission under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, until we close this offering. The documents we incorporate by reference are:

     (a)  Our annual report on Form 10-KSB for the fiscal year ended March 31,
          2001

     (b)  Our Form 8-Ks filed on May 17, 2001 and May 30, 2001.

     (c) Our Proxy Statements for our Annual Meeting held on August 14, 2000 and the Special Meeting held on January 11, 2001.

     (d) The description of our shares contained in the registration statement on Form 8-A filed on December 15, 2000.

     All reports and other documents subsequently filed by us with the SEC pursuant to Sections 13(a), 13(c), 14 and 15(d) of the 1934 Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities covered by this prospectus have been sold or which deregisters all such securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the date of the filing of such reports and documents.

                             AVAILABLE INFORMATION

     We are subject to certain informational reporting requirements of the Exchange Act and accordingly file reports and other information with the Securities and Exchange Commission. These reports, proxy statements and other information may be read and copied at the SEC's Public Reference Room at 450 Fifth Street, N.W., Washington, DC 20549 at prescribed rates. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC maintains an internet site (http://www.sec.gov) that contains reports, proxy and information statements and other information regarding registrants that file electronically. Additional updating information with respect to the securities covered herein may be provided in the future to purchasers by means of appendices to this prospectus.

     We have filed with the SEC in Washington, DC a registration statement under the 1933 Act with respect to the securities offered or to be offered hereby. This prospectus does not contain all of the information included in the registration statement, certain items of which are omitted in accordance with the rules and regulations of the SEC. For further information about Semotus Solutions and the securities offered hereby, reference is made to the registration statement and the exhibits thereto. The registration statement has been filed electronically through the SEC's Electronic Data Gathering, Analysis and Retrieval System and may be obtained through the SEC's Internet site (http://www.sec.gov.).

     We will provide without charge to each person to whom this prospectus is delivered, on the written or oral request of such person, a copy of any document incorporated herein by reference, excluding exhibits. Requests should be made to Semotus Solutions, Inc. 1735 Technology Drive, Suite 790, San Jose, California 95110, telephone (408) 367-1700, and directed to the attention of Charles K. Dargan, II, Chief Financial Officer.

                PART II. INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

     The following expenses incurred in connection with the sale of the securities being registered will be borne by the Registrant. Other than the registration fee, the amounts stated are estimates.

     Registration Fees........................................  $  300.00
     Legal Fees and Expenses..................................   1,500.00
     Accounting Fees and Expenses.............................   2,500.00
     Miscellaneous............................................     200.00
                                                                ---------
     TOTAL....................................................  $4,500.00

ITEM 15.  INDEMNIFICATION OF OFFICERS AND DIRECTORS.

     The only statute, charter provision, bylaw, contract, or other arrangement under which any controlling person, director or officer of Semotus Solutions, Inc. is insured or indemnified in any manner against any liability which he may incur in his capacity as such, is as follows:

     (a) Subsection (1) of Section 78.751 of the Nevada Corporation Law empowers a corporation to "indemnify any person who is a party or is threatened to be made a party to any threatened pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, except an action by or in the right of the corporation, by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses, including attorneys' fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with the action, suit or proceeding if he acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, does not, of itself, create a presumption that the person did not act in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation, and that, with respect to any criminal action or proceeding, he had reasonable cause to believe that his conduct was unlawful."

         Subsection (2) of Section 78.751 empowers a corporation to "indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses, including amounts paid in settlement and attorneys' fees actually and reasonably incurred by him in connection with the defense or settlement of the action or suit if he acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation. Indemnification may not be made for any claim, issue or matter as to which such a person has been adjudged by a court of competent jurisdiction, after exhaustion of all appeals therefrom, to be liable to the corporation or for amounts paid in settlement to the corporation, unless and only to the extent that the court in which the action or suit was brought or other court of competent jurisdiction determines upon application that in view of all the circumstances of the case, the person is fairly and reasonably entitled to indemnify for such expenses as the court deems proper."

         Subsection 78.751(3) further provides that "to the extent that a director, officer, employee or agent of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in subsections 1 and 2, or in defense of any claim, issue or matter herein he must be indemnified by the corporation against expenses, including attorneys' fees, actually and reasonably incurred by him in connection with the defense."

     (b) Article VII of our Articles of Incorporation provides that we are authorized to indemnify directors, officers, employees and agents to the full extent allowed for under the Nevada Business Corporation Act.

     (c) Article XI of our Articles of Incorporation provides that no director, officer or stockholder of Semotus Solutions shall be personally liable for damages for breach of fiduciary duty as a director or officer; provided, that this provision shall not eliminate liability of a director or officer for acts or omissions involving intentional misconduct, fraud or a knowing violation of law or payments or distributions in violation of Nevada law.

ITEM 16.  EXHIBITS.


               Exhibit
               Number         Description
               ------         -----------

               * 4.1 Merger Agreement by and among Semotus Solutions, WizShop.com, Inc. and Wiz Acquisition, Inc. dated March 23, 2001.

                4.2 Settlement Agreement by and among Greenberg Glusker Fields Claman Machtinger & Kinsella LLP and Semotus Solutions dated April 5, 2001.

                5.1 Opinion of Greenberg Glusker Fields Claman Machtinger & Kinsella LLP regarding the legality of the securities being registered.

               23.1           Consent of BDO Seidman, LLP.

               23.2 Consent of Greenberg Glusker Fields Claman Machtinger & Kinsella LLP (contained in Exhibit 5.1).

               24.1 Power of Attorney (contained in the signature page hereof).

-------------------------------------
               * Incorporated by reference to Exhibit 2.1 of Registrant's Form 8-K filed on May 17, 2001.

ITEM 17.  UNDERTAKINGS.

     The undersigned registrant hereby undertakes:

     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

         (i) To include any prospectus required by Section 10(a)(3) of the Securities Act, of 1993

         (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) (Section 230.424(b) of this chapter) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee", table in the effective registration statement.

         (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

              Provided, however, that paragraphs (1)(i) and (1)(ii) do not apply if the registration statement is on Form S-3 or Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to Section 13 or
Section 15(d) of the Securities Act of 1934 that are incorporated by reference in the registration statement.

     (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of our annual report pursuant to section 13(a) or section 15(d) of the Securities Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Securities Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of Semotus Solutions pursuant to the foregoing provisions, or otherwise, Semotus Solutions has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by Semotus Solutions of expenses incurred or paid by a director, officer or controlling person of Semotus Solutions in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, Semotus Solutions will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

                                  SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement on Form S-3 to be signed on its behalf by the undersigned, hereunto duly authorized, in San Jose, California, on June 26, 2001.

                                   By: /s/ Anthony N. LaPine
                                       Anthony N. LaPine,
                                       President and Chief Executive Officer


                               POWER OF ATTORNEY

     KNOW ALL ME BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Anthony N. LaPine and Charles K. Dargan, II his true and lawful attorneys-in-fact and agents, each acting alone, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any or all amendments to this Registration Statement, including post-effective amendments, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he might or could do in person, and hereby ratifies and confirms all his said attorneys-in-fact and agents, each acting alone, or his substitute or substitutes may lawfully do or cause to be done by virtue thereof.

     Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated:



       SIGNATURES                    TITLE                             DATE
       ----------                    -----                             ----

/s/ Anthony N. LaPine      Chief Executive Officer, President and  June 26, 2001
Anthony N. LaPine          Chairman of the Board

/s/ Frederick M. Hoar      Director                                June 26, 2001
Frederick M. Hoar

/s/ Charles K. Dargan, II  Chief Financial and Accounting Officer  June 26, 2001
Charles K. Dargan, II      and Director

/s/ Jason Pavona           Director                                June 26, 2001
Jason Pavona